Specimen Certificate of Common Stock

               Incorporated under the laws of the State of Nevada

                  Business Development Corporation of America

Authorized to issue 75,000,000 shares
75,000,000 Common Shares
Par value  $.001 each

This certifies that is the owner of Fully paid and non-assessable shares of the common shares of Business Development Corporation of America transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In witness whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this day of A.D.